Federal Home Loan Bank of Des Moines
announcement

November 7, 2019

FHLB Des Moines Approves Third Quarter 2019 Dividend

The FHLB Des Moines (the Bank) Board of Directors approved a third quarter 2019 dividend at an annualized rate of 5.75 percent on activity-based stock and 3.25 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $65 million are expected to be paid on November 8, 2019.

The effective combined annualized dividend rate for the Bank on both subclasses of capital stock outstanding is 5.18 percent; however, the effective combined dividend rate on the total capital stock held by each shareholder will depend on their level of activity with the Bank during the third quarter.

Earlier today the Bank filed its Third Quarter 2019 Form 10-Q with the Securities and Exchange Commission (SEC). An overview of the Bank's financial results for the third quarter was provided in a Form 8-K earnings release filed with the SEC on October 29, 2019. The Bank's SEC filings are available at www.fhlbdm.com and www.sec.gov.

2019 Member and Independent Director Election Results

On November 6, 2019, the Board of Directors of the Bank reviewed the results of the 2019 Member and Independent Director Elections. The Bank is pleased to announce the election results for director terms commencing January 1, 2020.